File No. 70-8617


                    SECURITIES AND EXCHANGE COMMISSION

                          Washington, D.C. 20549

                      POST-EFFECTIVE AMENDMENT NO. 1

                                    to

                                 FORM U-1

                  APPLICATION-DECLARATION WITH RESPECT TO
                             PARTICIPATION BY
                     EUA ENERGY INVESTMENT CORPORATION
              IN A JOINT VENTURE TO DEVELOP AND COMMERCIALIZE
       A BIOMASS-FIRED COMBUSTION TURBINE POWER GENERATION FACILITY

                                   UNDER

              THE PUBLIC UTILITY HOLDING COMPANY ACT OF 1935


                     EUA ENERGY INVESTMENT CORPORATION
                P.O. Box 2333, Boston, Massachusetts 02107

                 (Name of companies filing this statement
                and address of principal executive office)

                       EASTERN UTILITIES ASSOCIATES

                  (Name of top registered holding company
                     parent of applicant or declarant)

                    CLIFFORD J. HEBERT, JR., TREASURER
                       EASTERN UTILITIES ASSOCIATES
                P.O. Box 2333, Boston, Massachusetts 02107

                  (Name and address of agent for service)

             The Commission is requested to mail signed copies
               of all orders, notices and communications to:

                         ARTHUR I. ANDERSON, P.C.
                          McDermott, Will & Emery
                              75 State Street
                        Boston, Massachusetts 02109

This Post-Effective Amendment No. 1 to the Application-Declaration on Form U-1 filed April 27, 1995, as amended by Amendment No. 1 dated May 17, 1995, Amendment No. 2 dated June 19, 1995 and Amendment No. 3 dated June 21, 1995, hereby amends said Application-Declaration as follows:

1. Paragraph II.F of Item 1 is hereby amended to incorporate EEIC's request to increase the amount of the working capital line of credit which EEIC is authorized through December 31, 1998 to provide to the BIOTEN Partnership, pursuant to the Commission's Order dated June 21, 1995, from "up to $3,000,000" to "up to $6,000,000," such additional amounts to be provided upon the terms and conditions described in the Application-Declaration.

     The reason for EEIC's request for additional funding authorization is that the partners of the BIOTEN Partnership have determined that additional funding is needed for working capital purposes due to unavoidable technical delays in developing the prototype plant. The partners of the BIOTEN Partnership anticipate that the prototype plant will be ready to undergo acceptance testing during the month of November 1996. To date, the BIOTEN Partnership has received indications of interest in the prototype plant from several potential purchasers, and EEIC believes that the long-term profitability of its investment in the BIOTEN Partnership will not be adversely affected by its providing the increased funding requested hereunder to the BIOTEN Partnership.


2. Fees, Commissions, and Expenses. The fees, commissions and expenses of the Applicant expected to be paid or incurred, directly or indirectly, in connection with the Applicant's request to provide additional working capital to the BIOTEN Partnership are estimated as follows:

     Legal Fees                                   $2,000
     TOTAL                                        $2,000


3. Applicable Statutory Provisions. The sections of the Act and rules or exemptions thereunder that the Applicant considers applicable to this request to provide additional working capital to the BIOTEN Partnership are set forth below:

Capital contributions, loans and        Section 12(b); Rule 45(a).
open account advances by EEIC to
the BIOTEN Partnership.


4. Exhibits and Financial Statements. The following new exhibit is hereby added to Item 6:

               Exhibit H-1              Proposed Form of Notice (filed
                                        herewith)




                                 SIGNATURE

     Pursuant to the requirements of the Public Utility Holding Company Act of 1935, the undersigned Applicant has duly caused this statement to be signed on its behalf by the undersigned duly authorized individual.


                              EUA ENERGY INVESTMENT CORPORATION



                              By:  /s/ Clifford J. Hebert, Jr.
                                   Clifford J. Hebert, Jr.
                                   Treasurer

Dated:  October 4, 1996